Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Air Products Reports Fiscal 2011 Fourth Quarter EPS up 12 Percent* to $1.51

Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Daylight Time on October 21 by calling (719) 457-2662 and entering passcode 9784651 or listen on the Web at www.airproducts.com/en/investors/earnings-releases/teleconference-information.aspx

Fourth Quarter Highlights

•	Sales of $2.6 billion up 11%

•	EPS of $1.51 up 12%*

•	Awarded significant Tonnage contracts in the U.S. Gulf Coast and China

•	Agreement with new equity affiliate partner in Saudi Arabia

Full Year Highlights

•	Sales of $10.1 billion up 12%

•	EPS of $5.73 up 14%*

•	Capital spending of $1.6 billion up 22%*

•	$649 million in share repurchases completed and new $1 billion authorization

•	Dividend increased for 29th consecutive year

LEHIGH VALLEY, Pa. (October 21, 2011) – Air Products (NYSE: APD) today reported net income of $325 million, or diluted earnings per share (EPS) of $1.51, for its fiscal 2011 fourth quarter versus $294 million* and $1.35*, respectively, for the fourth quarter of fiscal 2010.

The discussion of fourth quarter and full year results and guidance in this release is based on non-GAAP comparisons. A reconciliation can be found at the end of this release.*

Fourth quarter revenues of $2,611 million increased 11 percent versus prior year and one percent sequentially. Underlying revenues were up six percent and two percent respectively. Operating income of $425 million rose six percent versus prior year and two percent sequentially on improved volumes.

For fiscal 2011, sales of $10,082 million increased 12 percent, primarily driven by a nine percent volume increase. Operating income of $1,671 million was up 13 percent and diluted EPS of $5.73 increased 14 percent from the prior year.

Commenting on the results, John McGlade, chairman, president and CEO said, “This quarter’s improvements were driven by growth in emerging markets and strong performance in our Tonnage Gases business. Overall economic activity for this quarter continued at the slower underlying growth rate we saw last quarter.”

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Reflecting on the year, McGlade said, “We achieved another solid year of key project wins, double digit sales and earnings growth despite a slowing global economy in the second half of 2011. More importantly, we saw strong gains in operating cash flow and we improved our most important measure, return on capital, by 80 basis points to 13.3% for the year.”

Fourth Quarter Segment Performance

•

Merchant Gases sales of $1,045 million increased 10 percent from the prior year on higher volumes in Asia and U.S./Canada. Sequentially, sales increased two percent, on three percent volume growth. Operating income of $192 million improved four percent from the prior year on better volumes and positive pricing in Asia and U.S./Canada. This was partially offset by higher costs and lower Healthcare pricing in Europe.

•

Tonnage Gases sales of $883 million were up 17 percent from the prior year on 11 percent volume growth, primarily driven by new projects. Sales were up two percent sequentially. Operating income of $152 million was up 30 percent from the prior year, based on higher volumes, lower costs and gains related to contract modifications.

•

Electronics and Performance Materials sales of $587 million increased 12 percent from the prior year, primarily on higher Electronics volumes and Performance Materials pricing. Sequentially, sales decreased three percent on lower Performance Materials volumes due to slowdowns in key markets including housing, construction and autos. Operating income of $92 million was up nine percent on higher Electronics volumes and improved pricing in Performance Materials.

•

Equipment and Energy sales of $96 million and operating income of $12 million were down 25 percent and 43 percent respectively versus the prior year, due to lower LNG and air separation unit activity. Sequential sales were up 21 percent on higher air separation unit activity. The sales backlog versus prior year is up 22 percent based on several new large orders.

Outlook

Looking ahead, McGlade said, “While the near-term economic outlook is for continued slow growth and is clouded by global economic and policy uncertainties, we are well positioned with a large backlog of projects backed by signed customer contracts. We are confident that the prospects for industrial gases and Air Products, in particular, remain bright and we remain committed to achieving our 2015 goals for growth, margin and, most importantly, return on capital.”

The company today announced initial guidance for fiscal year 2012 EPS in the range of $5.90 to $6.30 per share, representing year-over-year earnings growth of three to ten percent. For the first quarter of fiscal 2012 ending December 31, 2011, EPS is expected to be between $1.31 and $1.39 per share.

The company also announced that it expects capital spending in fiscal 2012 to be between $1.9 and $2.2 billion.

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Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2011, Air Products had revenues of $10.1 billion, operations in over 40 countries, and 18,900 employees around the globe. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance, projections and targets. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, renewed deterioration in global economic and business conditions, including weakening demand for the Company’s products and inability to maintain pricing; future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the Company’s ability to recover energy and raw material costs from customers; the Company’s ability to maintain and improve cost efficiency of operations; costs and outcomes of litigation or regulatory activities; successful development and market acceptance of new products and applications, the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; the success of cost reduction and productivity programs; the timing, impact, and other uncertainties of future acquisitions, divestitures and restructuring activities; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to non-GAAP measures. Income from continuing operations and diluted EPS data are attributable to Air Products.

CONSOLIDATED RESULTS

	Continuing Operations
	Q4 Operating Income	Q4 Income	Q4 Diluted EPS	YTD Operating Income	YTD Diluted EPS

2011 GAAP	$425.3	$324.8	$1.51	$1,622.2	$5.59
2010 GAAP	367.0	272.1	1.25	1,389.0	4.74

% Change GAAP	16%	19%	21%	17%	18%

2011 GAAP				$1,622.2	$5.59
Net loss on Airgas transaction (YTD tax impact $16.9) (a)				48.5	.14

2011 Non-GAAP Measure				$1,670.7	$5.73

2010 GAAP	$367.0	272.1	$1.25	$1,389.0	4.74
Net loss on Airgas transaction (Q4 tax impact $12.9, YTD tax impact $35.9) (b)	34.7	21.8	.10	96.0	.28

2010 Non-GAAP Measure	$401.7	$293.9	$1.35	$1,485.0	$5.02

% Change Non-GAAP	6%	11%	12%	13%	14%

				Q1 2012	YTD 2012

2012 Guidance				$1.31-$1.39	$5.90-$6.30

2011 GAAP					$5.59

% Change					6%-13%

% Change Non-GAAP Measure					3%-10%

(a)	Based on statutory tax rate of 36.57%, including impact of tax rate adjustment for 2010 and first quarter 2011 costs.
(b)	Based on statutory tax rate of 37.4%

Return on Capital Employed (ROCE)

ROCE is calculated as earnings after-tax divided by five-quarter average total capital. Earnings after-tax is defined as operating income and equity affiliates’ income, after-tax at our quarterly effective tax rate. On a non-GAAP basis, operating income and taxes have been adjusted for the impact of the net loss on Airgas transaction. Total capital consists of total debt and total equity.

	2011	2010	Basis Point Change

Earnings after-tax GAAP	$1,340.0	$1,146.8
Five-quarter average total capital	10,317.2	9,636.4

ROCE GAAP	13.0%	11.9%	110

	2011	2010	Basis Point Change

Earnings after-tax Non-GAAP	$1,370.9	$1,205.6
Five-quarter average total capital	10,317.2	9,636.4

ROCE Non-GAAP	13.3%	12.5%	80

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Capital Expenditures

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain facilities that are built to provide product to a specific customer are required to be accounted for as capital leases and such spending is reflected as a use of cash within cash provided by operating activities.

(Millions of dollars)	YTD 2011

Capital expenditures – GAAP basis	$1,408.3
Capital lease expenditures	173.5

Capital expenditures – Non-GAAP basis	$1,581.8

2012 Forecast

Capital expenditures – GAAP Measure	$1,600 to $1,800
Capital lease expenditures	300 to 400

Capital Expenditures – Non-GAAP Measure	$1,900 to $2,200

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars, except for share data)	2011	2010	2011	2010

Sales	$2,611.2	$2,351.2	$10,082.0	$9,026.0
Cost of sales	1,910.2	1,694.7	7,315.3	6,503.0
Selling and administrative	257.5	231.2	1,014.4	956.9
Research and development	32.4	31.9	118.8	114.7
Net loss on Airgas transaction	—	34.7	48.5	96.0
Customer bankruptcy	—	(4.6)	—	(6.4)
Pension settlement	—	5.2	—	11.5
Other income, net	14.2	8.9	37.2	38.7

Operating Income	425.3	367.0	1,622.2	1,389.0
Equity affiliates’ income	55.1	35.3	154.3	126.9
Interest expense	28.6	30.8	115.5	121.9

Income from Continuing Operations before Taxes	451.8	371.5	1,661.0	1,394.0
Income tax provision	112.7	93.5	408.4	339.5

Income from Continuing Operations	339.1	278.0	1,252.6	1,054.5
Income from Discontinued Operations, net of tax	—	—	8.9	—

Net Income	339.1	278.0	1,261.5	1,054.5
Less: Net Income Attributable to Noncontrolling Interests	14.3	5.9	37.3	25.4

Net Income Attributable to Air Products	$324.8	$272.1	$1,224.2	$1,029.1

Net Income Attributable to Air Products
Income from continuing operations	$324.8	$272.1	$1,215.3	$1,029.1
Income from discontinued operations	—	—	8.9	—

Net Income Attributable to Air Products	$324.8	$272.1	$1,224.2	$1,029.1

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.54	$1.28	$5.71	$4.85
Income from discontinued operations	—	—	.04	—

Net Income Attributable to Air Products	$1.54	$1.28	$5.75	$4.85

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.51	$1.25	$5.59	$4.74
Income from discontinued operations	—	—	.04	—

Net Income Attributable to Air Products	$1.51	$1.25	$5.63	$4.74

Weighted Average of Common Shares Outstanding (in millions)	211.2	212.8	213.0	212.2

Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	215.3	217.5	217.6	217.1

Dividends Declared Per Common Share – Cash	$.58	$.49	$2.23	$1.92

Other Data from Continuing Operations:
Depreciation and amortization	$216.6	$214.6	$873.9	$863.4
Capital expenditures on a Non-GAAP basis (see page 12 for reconciliation)	413.5	304.7	1,581.8	1,298.4

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	30 September 2011	30 September 2010

Assets
Current Assets
Cash and cash items	$422.5	$374.3
Trade receivables, net	1,575.0	1,481.9
Inventories	681.4	571.6
Contracts in progress, less progress billings	146.7	163.6
Prepaid expenses	77.9	70.3
Other receivables and current assets	286.3	372.1

Total Current Assets	3,189.8	3,033.8

Investment in Net Assets of and Advances to Equity Affiliates	1,011.6	912.8
Plant and Equipment, at cost	17,227.1	16,309.7
Less: Accumulated depreciation	9,815.1	9,258.4

Plant and Equipment, net	7,412.0	7,051.3

Goodwill	892.4	914.6
Intangible Assets, net	260.7	285.7
Noncurrent Capital Lease Receivables	1,042.8	770.4
Other Noncurrent Assets	481.4	537.3

Total Assets	$14,290.7	$13,505.9

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,641.8	$1,702.0
Accrued income taxes	65.5	73.6
Short-term borrowings	562.5	286.0
Current portion of long-term debt	72.2	182.5

Total Current Liabilities	2,342.0	2,244.1

Long-Term Debt	3,927.5	3,659.8
Other Noncurrent Liabilities	1,512.4	1,569.3
Deferred Income Taxes	570.1	335.1

Total Liabilities	8,352.0	7,808.3

Total Air Products Shareholders’ Equity	5,795.8	5,546.9
Noncontrolling Interests	142.9	150.7

Total Equity	5,938.7	5,697.6

Total Liabilities and Equity	$14,290.7	$13,505.9

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended 30 September
(Millions of dollars)	2011	2010

Operating Activities
Net Income	$1,261.5	$1,054.5
Less: Net income attributable to noncontrolling interests	37.3	25.4

Net income attributable to Air Products	$1,224.2	$1,029.1
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	873.9	863.4
Deferred income taxes	185.7	96.2
Undistributed earnings of unconsolidated affiliates	(47.5)	(50.6)
Gain on sale of assets and investments	(12.8)	(14.8)
Share-based compensation	44.8	48.6
Noncurrent capital lease receivables	(272.5)	(85.6)
Net loss on Airgas transaction	48.5	96.0
Payment of acquisition-related costs	(156.2)	(12.0)
Other adjustments	69.7	(5.2)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(103.5)	(142.5)
Inventories	(101.8)	(65.9)
Contracts in progress	16.7	(33.9)
Other receivables	14.2	41.5
Payables and accrued liabilities	(32.4)	(293.6)
Other working capital	2.2	51.7

Cash Provided by Operating Activities	1,753.2	1,522.4

Investing Activities
Additions to plant and equipment	(1,351.7)	(1,030.9)
Acquisitions, less cash acquired	(10.8)	(37.2)
Investment in and advances to unconsolidated affiliates	(45.8)	(4.8)
Investment in Airgas stock	—	(69.6)
Proceeds from sale of Airgas stock	94.7	—
Proceeds from sale of assets and investments	81.6	52.4
Change in restricted cash	19.8	33.6

Cash Used for Investing Activities	(1,212.2)	(1,056.5)

Financing Activities
Long-term debt proceeds	409.8	226.2
Payments on long-term debt	(187.1)	(436.4)
Net increase (decrease) in commercial paper and short-term borrowings	234.3	(74.6)
Dividends paid to shareholders	(456.7)	(398.7)
Purchase of treasury stock	(649.2)	—
Proceeds from stock option exercises	148.2	88.1
Excess tax benefit from share-based compensation	47.6	23.9
Other financing activities	(31.4)	(8.2)

Cash Used for Financing Activities	(484.5)	(579.7)

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited)

	Twelve Months Ended 30 September
(Millions of dollars)	2011	2010

Effect of Exchange Rate Changes on Cash	(8.3)	(.1)

Increase (Decrease) in Cash and Cash Items	48.2	(113.9)
Cash and Cash Items – Beginning of Year	374.3	488.2

Cash and Cash Items – End of Period	$422.5	$374.3

Supplemental Cash Flow Information
Pension plan contributions	$241.0	$406.6
Significant noncash transactions:
Short-term borrowings associated with SAGA acquisition	—	60.9
Noncurrent liability related to the purchase of shares from noncontrolling interests	—	42.0

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars)	2011	2010	2011	2010

Sales to External Customers
Merchant Gases	$1,045.4	$948.0	$4,073.2	$3,718.3
Tonnage Gases	882.8	751.7	3,316.7	2,930.8
Electronics and Performance Materials	587.2	523.2	2,291.5	1,904.7
Equipment and Energy	95.8	128.3	400.6	472.2

Segment and Consolidated Totals	$2,611.2	$2,351.2	$10,082.0	$9,026.0

Operating Income
Merchant Gases	$192.4	$185.3	$759.8	$729.4
Tonnage Gases	151.7	117.0	503.1	444.2
Electronics and Performance Materials	91.5	84.0	361.1	251.8
Equipment and Energy	11.5	20.2	62.8	67.3

Segment Total	$447.1	$406.5	$1,686.8	$1,492.7
Net loss on Airgas transaction	—	(34.7)	(48.5)	(96.0)
Customer bankruptcy	—	4.6	—	6.4
Pension settlement	—	(5.2)	—	(11.5)
Other	(21.8)	(4.2)	(16.1)	(2.6)

Consolidated Total	$425.3	$367.0	$1,622.2	$1,389.0

	30 September	30 September
(Millions of dollars)	2011	2010

Identifiable Assets (a)
Merchant Gases	$5,091.7	$5,075.3
Tonnage Gases	4,464.3	3,876.4
Electronics and Performance Materials	2,488.9	2,275.8
Equipment and Energy	335.6	341.3

Segment Total	$12,380.5	$11,568.8
Other	898.6	1,024.3

Consolidated Total	$13,279.1	$12,593.1

(a)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

DISCONTINUED OPERATIONS

A tax benefit of $8.9, or $.04 per share, has been recognized in income from discontinued operations for the twelve months ended 30 September 2011 as it relates to the previously divested healthcare business. This benefit resulted from the completion of an audit of tax years 2007 and 2008 by the U.S. Internal Revenue Service. For additional historical information on the U.S. Healthcare divestiture, refer to our 2010 Form 10-K.

AIRGAS TRANSACTION

In February 2010, we commenced a tender offer to acquire all the outstanding common stock of Airgas, Inc. (Airgas), including the associated preferred stock purchase rights, for $60.00 per share in cash, less any required withholding tax. The offer was subject to certain terms and conditions set forth in the Offer to Purchase dated 11 February 2010, as amended, including Airgas’ redemption of the preferred stock purchase rights or such rights otherwise being inapplicable to our purchase of Airgas stock. Airgas, a Delaware company, is the largest U.S. distributor of industrial, medical, and specialty gases, and hard goods. On 9 December 2010, we increased the value of our tender offer to $70.00 per share. At this price, the total value of the transaction would have been approximately $7.8 billion, including $6.1 billion of equity and $1.7 billion of assumed debt. Based on a decision by the Delaware Chancery Court to uphold the decision of Airgas’ board of directors to retain the preferred stock purchase rights, we withdrew our offer on 15 February 2011.

In connection with the tender offer, we had secured committed financing in the form of a $6.7 billion term loan credit facility. On 3 February 2011, we entered into an amended and restated credit agreement providing for an amended $6.7 billion term loan credit facility with a maturity date of 4 June 2011. No additional underwriting fees were incurred in relation to the amended agreement. On 16 February 2011, in connection with the termination of the offer to purchase all outstanding shares of common stock of Airgas, the credit facility was terminated. No early termination penalties were incurred and all fees previously accrued and due under the credit facility were paid as of the date of termination.

Prior to the tender offer, we purchased approximately 1.5 million shares of Airgas stock for a total cost of $69.6. This amount was recorded as an available-for-sale investment within other noncurrent assets on the consolidated balance sheet. On 16 February 2011, we sold the 1.5 million shares of Airgas stock for total proceeds of $94.7 and recognized a gain of $25.1 ($15.9 after-tax, or $.07 per share).

For the twelve months ended 30 September 2011, a net loss of $48.5 ($31.6 after-tax, or $.14 per share) was recognized related to this transaction. This amount is reflected separately on the consolidated income statement as “Net loss on Airgas transaction” and includes amortization of the fees related to the term loan credit facility, the gain on the sale of Airgas stock, and other acquisition-related costs. For the twelve months ended 30 September 2011 and 2010, cash payments for the acquisition-related costs were $156.2 and $12.0, respectively. These payments are classified as operating activities on the consolidated statements of cash flows.

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RECONCILIATION

NON-GAAP MEASURE

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars)	2011	2010	2011	2010

Capital expenditures – GAAP basis	$387.1	$280.1	$1,408.3	$1,133.8
Capital lease expenditures	26.4	22.4	173.5	122.6
Noncurrent liability related to purchase of shares from noncontrolling interests	—	2.2	—	42.0

Capital expenditures – Non-GAAP basis	$413.5	$304.7	$1,581.8	$1,298.4

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Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.